Exhibit 99.1
TranS1 Inc. Reports Operating Results for the Fourth Quarter of 2010,
Issues First Quarter 2011 Guidance
- Fourth quarter revenues were $5.9 million -
- 556 TranS1 procedures performed globally in the quarter -
- Net loss per share was $0.27 for the quarter -
- Excluding special items, net loss per share was $0.20 for the quarter* -
WILMINGTON, NC — (GLOBE NEWSWIRE)— February 22, 2011—TranS1 Inc. (NASDAQ:TSON), a medical device company focused on designing, developing and marketing products that implement its proprietary approach to treat degenerative conditions of the spine affecting the lower lumbar region, today announced its financial results for the fourth quarter ended December 31, 2010.
Comparison of Selected Financial Results (in millions, except per share data)

	Three Months Ended Dec. 31,
	2010	2009
As reported:
Total revenue	$5.9	$6.3
Net loss	(5.7)	(5.7)
Net loss per common share	(0.27)	(0.28)
Excluding special items*:
Net loss	(4.1)	(5.1)
Net loss per common share	(0.20)	(0.25)

*	See “Reconciliation of GAAP Financial Information to Non-GAAP Financial Information” below.
Revenues were $5.9 million in the fourth quarter of 2010, representing a 6% decrease over revenues of $6.3 million in the fourth quarter of 2009. Domestic revenues were $5.2 million in the fourth quarter of 2010, compared to $5.9 million in the fourth quarter of 2009. Gross margin was 47.0% in the fourth quarter of 2010 as compared to 79.9% in the fourth quarter of 2009. Excluding inventory reserves of $1.7 million taken in the fourth quarter of 2010, primarily related to the introduction of our next-generation products, gross margin would have been 75.6%.
Net loss was $5.7 million in each of the quarters ended December 31, 2010 and 2009. Net loss per common share was $0.27 in the fourth quarter of 2010 compared to a net loss per share of $0.28 in the fourth quarter of 2009.
Excluding special items, net loss in the fourth quarter of 2010 was $4.1 million, or $0.20 per common share, compared to net loss excluding special items of $5.1 million, or $0.25 per common share in the fourth quarter of 2009. Special items in the fourth quarter of 2010 consisted of inventory reserves of $1.7 million, a grant from the U.S. Treasury under the Qualifying Therapeutic Discovery Program of $0.5 million and employee and director equity-based compensation of $0.4 million. Special items in the fourth quarter of 2009 consisted of employee and director equity-based compensation of $0.6 million.

Cash, cash-equivalents and investments were $42.5 million as of December 31, 2010.
“Our revenue for the quarter continued to be adversely affected by insurance denials for lumbar fusion surgery due to medical necessity and ongoing AxiaLIF physician reimbursement pressures,” commented Ken Reali, President and Chief Executive Officer of TranS1 Inc. “We believe that the recent positive coverage by Humana for AxiaLIF, combined with the possibility that additional payors will make positive coverage decisions in the future, will ultimately drive strong market adoption of our AxiaLIF procedure.”
TranS1 Outlook
For the first quarter ending March 31, 2011, the Company expects total revenues in the range of $5.0 — $6.0 million. For the fiscal year ending December 31, 2011, the Company expects gross margins in the range of 75-80%. The Company also expects to have $27-30 million in cash and investments on December 31, 2011.
Conference Call
TranS1 will host a conference call today at 4:30 pm ET to discuss its fourth quarter financial results. To listen to the conference call on your telephone, please dial (877) 881-2183 for domestic callers and (970) 315-0453 for international callers approximately ten minutes prior to the start time. The call will be concurrently webcast. To access the live audio broadcast or the archived recording, use the following link at http://ir.trans1.com/events.cfm.
Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
To supplement the Company’s consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP measures of certain components of financial performance, including net loss and loss per share, which are adjusted from results based on GAAP. Although “as adjusted” financial measures are non-GAAP financial measures, the Company believes that the presentation of “as adjusted” financial measures calculated to exclude “special items” are useful adjuncts to the GAAP “as reported” financial measures. “Special items” consist of an adjustment for equity-based employee and director compensation expense for each period; management transition costs incurred in 2010, including severance, recruiting and other personnel-related expenses; inventory obsolescence reserves taken in 2010 and 2009 for existing products that are being replaced, or are obsolete and excess; and a grant from the U.S. Treasury under the Qualifying Therapeutic Discovery Program received in 2010. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and the Company’s prospects for the future. We believe that providing a non-GAAP measure that adjusts for significant non-cash expenses, such as equity-based compensation expense and inventory obsolescence reserves, and significant non-recurring management transition expenses, allows comparison of our core operations from period to period. These non-GAAP measures may be considered in addition to results prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results. The non-GAAP measures included in this press release have been reconciled to the most directly comparable GAAP measure.

About TranS1 Inc.
TranS1 is a medical device company focused on designing, developing and marketing products that implement its proprietary approach to treat degenerative conditions of the spine affecting the lower lumbar region. TranS1 currently markets the AxiaLIF family of products for single and multilevel lumbar fusion and the Vectre and Avatar posterior fixation systems. TranS1 was founded in May 2000 and is headquartered in Wilmington, North Carolina. For more information, visit www.trans1.com.
Forward Looking Statements
This press release includes statements relating to the future market adoption of our products that are based on our current beliefs and assumptions. These statements constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations. Factors that could cause our results to differ materially from those described include, but are not limited to, the pace of adoption of our product technology by spine surgeons, the outcome of coverage and reimbursement decisions by the government and third party payors, the success of our continuing product development efforts, the effect on our business of existing and new regulatory requirements and other economic and competitive factors. For a discussion of the most significant risks and uncertainties associated with TranS1’s business, please review the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009. You are cautioned not to place undue reliance on these forward looking statements, which are based on TranS1’s expectations as of the date of this press release and speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise.
CONTACT:
Investors:
TranS1 Inc.
Joseph P. Slattery, 910-332-1700
Executive Vice-President and Chief Financial Officer
or
Westwicke Partners
Mark Klausner, 443-213-0501
trans1@westwicke.com
Source: TranS1 Inc.

TranS1 Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2010	2009	2010	2009

Revenue	$5,856	$6,279	$26,154	$29,807
Cost of revenue	3,105	1,264	7,104	5,687

Gross profit	2,751	5,015	19,050	24,120

Operating expenses:

Research and development	916	1,392	4,223	6,439
Sales and marketing	6,223	7,878	26,275	34,098
General and administrative	1,848	1,471	8,565	7,184

Total operating expenses	8,987	10,741	39,063	47,721

Operating loss	(6,236)	(5,726)	(20,013)	(23,601)

Other income (expense)	501	23	486	405

Net loss	$(5,735)	$(5,703)	$(19,527)	$(23,196)

Net loss per common share — basic and diluted	$(0.27)	$(0.28)	$(0.94)	$(1.13)

Weighted average common shares outstanding — basic and diluted	20,870	20,641	20,738	20,604

Stock-based compensation is included in operating expenses in the following categories:
Cost of revenue	$7	$19	$30	$74
Research and development	13	45	56	186
Sales and marketing	239	338	937	1,481
General and administrative	170	198	828	1,058

	$429	$600	$1,851	$2,799

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,
	2010	2009
GAAP net loss	$(5,735)	$(5,703)
Special items:
Inventory obsolescence reserve	1,679	—
U.S. government research grant	(489)	—
Stock based compensation	429	600

Net loss excluding special items	$(4,116)	$(5,103)

GAAP net loss per share	$(0.27)	$(0.28)
Special items:
Inventory obsolescence reserve	0.08	—
U.S. government research grant	(0.02)	—
Stock based compensation	0.02	0.03

Net loss excluding special items	$(0.20)	$(0.25)

Shares used in computing GAAP and non-GAAP loss per share	20,870	20,641

	Twelve Months Ended December 31,
	2010	2009
GAAP net loss	$(19,527)	$(23,196)
Special items:
Management transition costs	1,364	—
Inventory obsolescence reserve	2,001	425
U.S. government research grant	(489)	—
Stock based compensation	1,851	2,799

Net loss excluding special items	$(14,800)	$(19,972)

GAAP net loss per share	$(0.94)	$(1.13)
Special items:
Management transition costs	0.06	—
Inventory obsolescence reserve	0.10	0.02
U.S. government research grant	(0.02)	—
Stock based compensation	0.09	0.14

Net loss excluding special items	$(0.71)	$(0.97)

Shares used in computing GAAP and non-GAAP loss per share	20,738	20,604

TranS1 Inc.
Consolidated Balance Sheets
(in thousands)
(Unaudited)

	December 31,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$24,461	$29,298
Short-term investments	18,075	25,953
Accounts receivable, net	3,654	3,926
Inventory	3,878	7,325
Prepaid expenses and other assets	389	676

Total current assets	50,457	67,178
Property and equipment, net	1,562	1,813

Total assets	$52,019	$68,991

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,214	$2,442
Accrued expenses	2,077	1,269

Total current liabilities	4,291	3,711

Stockholders’ equity
Common stock	2	2
Additional paid-in capital	138,401	136,402
Accumulated other comprehensive income (loss)	(29)	(5)
Accumulated deficit	(90,646)	(71,119)

Total stockholders’ equity	47,728	65,280

Total liabilities and stockholders’ equity	$52,019	$68,991

TranS1 Inc.
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Cash flows from operating activities:
Net loss	$(5,735)	$(5,703)	$(19,527)	$(23,196)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	154	225	746	909
Stock-based compensation	429	599	1,851	2,799
Allowance for excess and obsolete inventory	1,663	(36)	2,004	505
Provision for bad debts	172	17	226	80
Loss on sale of fixed assets			70
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	602	226	46	806
(Increase) decrease in inventory	624	382	1,443	(1,461)
(Increase) decrease in prepaid expenses	(51)	(243)	287	(44)
Increase (decrease) in accounts payable	920	(177)	(228)	(454)
Increase (decrease) in accrued expenses	(172)	(548)	808	(745)

Net cash used in operating activities	(1,394)	(5,258)	(12,274)	(20,801)

Cash flows from investing activities:
Purchase of property and equipment	(147)	(757)	(565)	(1,310)
Purchases of investments	(10,081)	(10,960)	(18,050)	(50,872)
Sales and maturities of short-term investments	10,985	15,977	25,928	60,134

Net cash provided by (used in) investing activities	757	4,260	7,313	7,952

Cash flows from financing activities:
Proceeds from issuance of common stock	22	6	148	101

Net cash provided by (used in) financing activities	22	6	148	101

Effect of exchange rate changes on cash and cash equivalents	(13)	(8)	(24)	(5)

Net decrease in cash and cash equivalents	(628)	(1,000)	(4,837)	(12,753)
Cash and cash equivalents, beginning of period	25,089	30,298	29,298	42,051

Cash and cash equivalents, end of period	$24,461	$29,298	$24,461	$29,298